SUPPLEMENT DATED OCTOBER 13, 1998
                TO SUPPLEMENTS DATED AUGUST 17, JULY 16, MAY 22,
                       MAY 4, APRIL 3, APRIL 1, MARCH 23,
                       FEBRUARY 25, AND JANUARY 21, 1998,
                             AND DECEMBER 19, 1997,
                      TO PROSPECTUS DATED NOVEMBER 26, 1997

                             COSTCO COMPANIES, INC.

         The following table sets forth certain information as of October 13, 1998 as to the security ownership of persons not named as Selling Securityholders in the Prospectus dated November 26, 1997, as supplemented on December 19, 1997, and January 21, February 25, March 23, April 1, April 3, May 4, May 22, July 16, and August 17, 1998. The totals set forth in the table also reflect additional securities that have been acquired by persons previously named as Selling Security Securityholders in the Prospectus or the Prospectus Supplements.

                                                                      Face Amount of Notes       Shares of Common Stock
                                                                    Owned Prior to Offering     Owned Prior to Offering 1
                     Selling Securityholder                                   ($)

General Motors Employees Domestic Group
 Pension Trust 2                                                              $3,000,000                    37,363
Goldman, Sachs & Co.                                                          $4,650,000 3                  52,798 3
San Diego City Retirement                                                     $2,837,000 3                  32,212 3
Wake Forest University                                                        $2,007,000 3                  22,788 3
------------------------


1      Includes the Shares into which the Notes are convertible.

2      General Motors Investment  Management  Corporation  ("GMIMCo"),  a wholly owned  subsidiary  of General  Motors  Corporation  ("GM"),  is a  discretionary investment  adviser with respect to the assets of certain employee benefit plans of GM and its subsidiaries (the "Plans"),  including the Selling Securityholder, and with respect to the assets of certain direct and indirect subsidiaries of GM and associated  entities,  including Motors Insurance  Corporation  ("MIC").  As such, GMIMCo may be deemed to be the beneficial owner of 39,363 Shares including the Selling Securityholder's Shares.

       The investment and voting decisions regarding any additional securities of the Company that might be owned by MIC, the Selling Securityholder or any other trust under the Plans are made by discretionary third-party investment managers, who, in so acting, act independently of GMIMCo (although the appointment of such investment managers is subject to the authorization of MIC, in the case of assets managed for the account of MIC, or subject to the authorization of GMIMCo, in the case of assets managed for the account of the Selling Shareholder and any other trusts under the Plans). State Street Bank and Trust Company acts as the trustee for the Selling Securityholder but disclaims beneficial ownership because of its limited role.

3      Includes  securities  previously  registered,   without  adjustment  for
securities that may have been sold.


     The date of this Prospectus Supplement is October 13, 1998.